SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 31, 2011
Cardiovascular Systems, Inc.
(Exact name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-52082 (Commission File Number)	41-1698056 (IRS Employer Identification No.)
651 Campus Drive
St. Paul, Minnesota 55112-3495
(Address of Principal Executive Offices and Zip Code)
(651) 259-1600
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On April 4, 2011, Cardiovascular Systems, Inc. (the “Company”) entered into a five-year supply agreement with Fresenius Kabi AB (“Fresenius”), pursuant to which Fresenius will manufacture and serve as a single-source supplier of the Company’s ViperSlide® lubricant (“Viperslide”) through March 2016. ViperSlide is a lubricant used in the operation of the Company’s Diamondback 360°® PAD System, Diamondback Predator 360°tm PAD System and Stealth 360°tm Orbital PAD System. During the term of the supply agreement, Fresenius will supply the Company with its annual forecasted requirements of ViperSlide. The Company is subject to the following minimum purchase requirements: (i) an initial binding forecast for the first twelve-month period under the supply agreement; and thereafter (ii) biannual, rolling twelve-month forecasts, with the first six months of each forecast serving as a binding purchase commitment of the Company. The foregoing description of the supply agreement with Fresenius is qualified in its entirety by reference to the full text of such agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.
The supply agreement with Fresenius replaces a Development and Supply Agreement between the Company and Hospira Worldwide, Inc. (“Hospira”), dated September 30, 2008, which was terminated by the Company by written notice dated March 31, 2011, due to Hospira’s failure to perform its obligations under the agreement. Pursuant to the agreement, the termination will become effective 60 days after delivery of the notice. Under the Development and Supply Agreement, Hospira previously served as the Company’s exclusive manufacturer and supplier of ViperSlide. Hospira had also granted the Company an exclusive (even as to Hospira) royalty-free, paid up, worldwide, perpetual license under the Development and Supply Agreement to make, have made, use, offer for sale, sell and import ViperSlide. The Development and Supply Agreement had a five-year term and included minimum purchase requirements for the Company and incentive payments to Hospira upon reaching certain unit sales volumes.

Item 1.02	Termination of a Material Definitive Agreement.
The information set forth in response to Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 1.02.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 5, 2011

CARDIOVASCULAR SYSTEMS, INC.
By:	/s/ Laurence L. Betterley
Laurence L. Betterley
Chief Financial Officer